Ngplpipe Underwriting Syndicate Members


Anz Securities, Inc.
Banc of America Securities LLC
Deutsche Bank Securities
DNB NOR Markets
ING Wholesale
Lehman Brothers Inc.
Mizuho Securities USA Inc.
Natixis Bleichroeder Inc.
The Williams Capital Group, L.P.
WestPac